Exhibit 99.1

Virage Logic Announces Promotion of Dr. Alex Shubat to CEO, Chairman and Former CEO Dan McCranie Becomes Executive Chairman

Executive Appointments Align for Next Phase in Company's Transformation and Continued Growth

FREMONT, Calif.--(BUSINESS WIRE)--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry's trusted IP partner, today announced the promotion of Alex Shubat, Ph.D., 46, from chief operating officer (COO) to president and chief executive officer (CEO), and the appointment of J. Daniel McCranie, 64, from chairman to executive chairman. Dr. Shubat takes over his new responsibilities from Mr. McCranie who, in addition to serving as chairman, also served as president and CEO. These two key executive management appointments will facilitate the next phase of the company's product, market and economic transformation.

Dr. Shubat, a Virage Logic co-founder, has been responsible for leading the company’s innovation and technology development since its inception in 1996. In his most recent role, Dr. Shubat served as COO, where he led the company’s strategic initiative to always be first-to-market with next generation products by focusing on both organic and in-organic product line expansion and operational excellence. Prior to his role as COO, Dr. Shubat served as the company’s vice president of research and development (R&D) and chief technical officer (CTO) where he was instrumental in leading the nearly 300 person technical staff to conceive, develop and deliver the highly differentiated advanced technology solutions for which Virage Logic has become known.

Concurrent with the promotion of Dr. Shubat to president and CEO, Mr. McCranie has been appointed executive chairman of the board. In that capacity, Mr. McCranie will continue to lead both the company’s demand creation efforts and overall strategic direction, including merger and acquisition activities.

“In the seven quarters that I have had the pleasure to serve as CEO, we have made significant progress in transforming Virage Logic from a highly specialized semiconductor IP supplier to that of a broad-line supplier of highly differentiated standard product semiconductor IP,” stated Mr. McCranie. “Today, our standard product portfolio encompasses embedded memory compilers, logic libraries, DDR memory interface and non-volatile memory solutions, as well as memory development software, embedded test and repair solutions, and semiconductor die yield enhancement tools. Our strong year-over-year revenue and earnings growth metrics are a clear reflection of our past efforts and resulting success in our transformation. For those results, I am proud and appreciative of the efforts of our talented employees, and I am especially proud of the innovation, tenacity and strong management direction provided by Alex during this entire period. It is with great confidence that I relinquish the CEO role to this very capable executive.”

Mr. McCranie concluded, “It’s important for all of our employees, our customers and our stakeholders to realize that we are in the early phases of transforming this company. Over the past year and a half, we have made good progress in building the infrastructure needed to drive a scalable and profitable business. In addition, we have now put in place an extremely capable executive team with the drive and experience needed for our future success. For the next phase of our growth, we need to execute on several critical initiatives. Amongst those initiatives are product line expansion, increased penetration at major IDMs and semiconductor foundries, and significant improvement in our overall demand creation efforts. I have committed to the company and to our board of directors that I will personally drive these three initiatives as well as the continual monitoring of our performance against the company’s traditional revenue, earnings and balance sheet objectives.”

“I would like to personally thank Dan for his relentless drive to lead the transformation of the company as he took the CEO office in 2007,” said Dr. Shubat. “Under his direction, Virage Logic has recaptured its leadership position in the Physical IP market, significantly expanded its product portfolio through both organic and inorganic growth, and put in place the robust processes and infrastructure that provide the foundation for a scalable business and for continued growth.”

Dr. Shubat concluded, “In a recent press release, we re-affirmed guidance on our revenue and earnings for the quarter ending September 30, 2008, and this solid financial performance is the result of the company’s efforts over the past seven quarters. During this time, we have assembled an exceptional executive management team and together, we look forward to working with Dan in his new role and our dedicated employees to execute on the initiatives that will drive the next phase of Virage Logic’s transformation.”

Note to Editors: See the following link for a copy of Dr. Shubat’s bio: http://www.viragelogic.com/render/content.asp?id=159.

To request a copy of Dr. Shubat’s and/or Mr. McCranie’s photograph, please contact Sabina Burns at Sabina.burns@viragelogic.com.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company’s highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded test and repair, logic libraries, memory development software, and DDR memory controller subsystems. As the industry’s trusted semiconductor IP partner, foundries, IDMs and fables customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit www.viragelogic.com.

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CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com